As filed with the Securities and Exchange Commission on May 1, 2017

                                                                                              Registration No. 33-89802
          Registration No. 333-42555
    Registration No. 333-93763
Registration No. 333-147679
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 to
Form S-3 Registration Statement No. 33-89802

Post-Effective Amendment No. 2 to
Form S-3 Registration Statement 333-42555

Post-Effective Amendment No. 4 to
Form S-3 Registration Statement 333-93763

Post-Effective Amendment No. 5 to
Form S-3 Registration Statement 333-147679

FORM S-3

Registration Statement
Under
The Securities Act of 1933

Advanced Environmental Recycling Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0675758 (I.R.S. Employer Identification No.)

914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J.R. Brian Hanna
Chief Financial Officer
914 N Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul Hastings LLP 515 South Flower Street, 25th Floor Los Angeles, California 90071 Attention: Meagan Olsen	Kilpatrick Townsend & Stockton, LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4528 Attention: W. Benjamin Barkley

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) relate to the following Registration Statements of Advanced Environmental Recycling Technologies, Inc. (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

●
Registration Statement on Form S-3 (No. 33-89802), which was filed with the Securities and Exchange Commission (“SEC”) on February 27, 1995 and amended on August 24, 1995 and October 13, 1995, registering an aggregate of 5,309,930 shares of Class A common stock, $0.01 par value per share (the “Class A common stock”);
●
Registration Statement on Form S-3 (No. 333-42555), which was filed with the SEC on December 18, 1997 and amended on June 1, 1998, registering an aggregate of 7,075,676 shares of Class A common stock;
●
Registration Statement on Form S-3 (No. 333-93763), which was filed with the SEC on December 29, 1999 and amended on July 11, 2000, May 17, 2001 and June 22, 2001, registering an aggregate of 14,293,033 shares of Class A common stock; and
●
Registration Statement on Form S-3 (No. 333-147679), which was filed with the SEC on November 28, 2007 and amended on February 6, 2008, May 30, 2008, July 24, 2008 and August 28, 2008, registering an aggregate of 11,669,700 shares of Class A common stock.

The Registrant is filing these Post-Effective Amendments to deregister the shares of Class A common stock registered with the SEC on the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

On May 1, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of March 16, 2017, by and among the Registrant, Oldcastle Architectural, Inc. (the “Parent”) and Oldcastle Ascent Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned-subsidiary of the Parent.

In connection with the completion of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statements, if any, and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the above-referenced Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Springdale, Arkansas, on May 1, 2017.

Advanced Environmental Recycling Technologies, Inc.
By:	/s/ J.R. Brian Hanna
J.R. Brian Hanna
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.